Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		OFFICERS:
MAURICE MEYER III	Telephone (214) 969-5530	TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER
DAVID E. BARRY

Texas Pacific Land Trust Announces Fourth Quarter 2017 Financial Results

DALLAS, TX (January 31, 2018) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the fourth quarter and year end of fiscal 2017, which ended December 31, 2017.

Results for fourth quarter 2017:

●	Net income of $18.4 million, or $2.35 per sub-share, for fourth quarter 2017, compared with $10.9 million, or $1.37 per sub-share, for fourth quarter 2016.

●	Revenues of $38.3 million for fourth quarter 2017, compared with $17.6 million for fourth quarter 2016.

●	Increases of 324.4% in easements and sundry income, 171.8% in water sales and royalty revenue, and 76.8% in oil and gas royalty revenue for fourth quarter 2017, compared with fourth quarter 2016.

Results for the year ended December 31, 2017:

●	Net income of $76.4 million, or $9.72 per sub-share, for the year ended December 31, 2017, compared with $37.2 million, or $4.66 per sub-share, for the year ended December 31, 2016.

●	Revenues of $132.4 million for the year ended December 31, 2017, compared with $59.9 million for the year ended December 31, 2016.

●	Increases of 214.3% in water sales and royalty revenue, 144.0% in easements and sundry income, and 104.4% in oil and gas royalty revenue for the year ended December 31, 2017, compared with the year ended December 31, 2016.

Further Details for fourth quarter 2017:

Easements and sundry income was $16.2 million for the fourth quarter of 2017, an increase of 324.4% compared with the fourth quarter of 2016 when easements and sundry income was $3.8 million. This increase resulted primarily from increases in pipeline easement income, material sales, temporary permit income and, to a lesser extent, sundry lease rental income. Pipeline easement income increased 139.8% to $8.3 million (before deferral of term easements) for the fourth quarter of 2017 compared to the fourth quarter of 2016. Material sales increased 928.0% to $3.5 million for the fourth quarter of 2017 compared to the fourth quarter of 2016.

Oil and gas royalty revenue was $16.0 million for the fourth quarter of 2017, compared with $9.1 million for the fourth quarter of 2016, an increase of 76.8%. Crude oil and gas production subject to the Trust’s royalty interests increased 55.5% and 77.3% respectively, in the fourth quarter of 2017 compared to the fourth quarter of 2016. In addition, the prices received for crude oil production increased 14.9% in the fourth quarter of 2017 compared to the same quarter of 2016 while prices received for gas production decreased 3.0% over the same time period.

Water sales and royalty revenue was $6.0 million for the fourth quarter of 2017, an increase of 171.8% compared with the fourth quarter of 2016 when water sales and royalty revenue was $2.2 million.

Further Details for year ended December 31, 2017:

Easements and sundry income was $44.8 million for the year ended December 31, 2017, an increase of 144.0% compared with the year ended December 31, 2016 when easements and sundry income was $18.3 million. This increase resulted primarily from increases in pipeline easement income, temporary permit income, material sales and, to a lesser extent, sundry lease rental income. Pipeline easement income increased 141.7% to $41.7 million (before deferral of term easements) for the year ended December 31, 2017 compared to the year ended December 31, 2016. Material sales increased 481.1% to $7.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Oil and gas royalty revenue was $61.3 million for the year ended December 31, 2017, compared with $30.0 million for the year ended December 31, 2016, an increase of 104.4% (78.7% excluding the Chevron settlement). Crude oil and gas production subject to the Trust’s royalty interests increased 43.8% and 59.8% respectively, in the year ended December 31, 2017 compared with the year ended December 31, 2016. In addition, the prices received for crude oil and gas production increased 22.6% and 16.0%, respectively, in the year ended December 31, 2017 compared to the year ended December 31, 2016. The changes in production and price for the year ended December 31, 2017 compared to the year ended December 31, 2016 exclude the effect of the Chevron settlement.

Water sales and royalty revenue was $25.5 million for the year ended December 31, 2017, an increase of 214.3% compared with the year ended December 31, 2016 when water sales and royalty revenue was $8.1 million.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS – UNAUDITED

(dollars in thousands, except share and per share amounts)
	Three Months Ended December 31,
	2017	2016
Oil and gas royalties	$16,026	$9,065
Easements and sundry income (1)	16,172	3,810
Water sales and royalties	5,953	2,190
Land sales	—	2,374
Other income	170	134
Total income	$38,321	$17,573

Provision for income tax (2)	$15,554	$5,174
Net income	$18,359	$10,907
Net income per sub-share	$2.35	$1.37
Average sub-shares outstanding during period	7,828,261	7,936,789

	Year Ended December 31,
	2017	2016
Oil and gas royalties	$61,315	$29,997
Easements and sundry income (1)	44,760	18,346
Water sales and royalties	25,536	8,125
Land sales	220	2,945
Other income	582	527
Total income	$132,413	$59,940

Provision for income tax (2)	$43,499	$17,847
Net income	$76,361	$37,240
Net income per sub-share	$9.72	$4.66
Average sub-shares outstanding during period	7,854,705	7,989,030

(1)

The Trust deferred $2.9 million and $2.1 million of easement income for the fourth quarter of 2017 and 2016, respectively. For the years ending December 31, 2017 and 2016, the Trust deferred easement income of $26.0 million and $7.8 million, respectively.

(2)

Provision for income tax for the fourth quarter and the year ended December 31, 2017 includes additional income tax expense of $4.5 million related to the change in the deferred tax asset as of December 31, 2017 resulting from the reduction in the federal income tax rate from 35% to 21% (effective January 1, 2018). Without the additional income tax expense, net income per sub-share would have been $2.92 and $10.30 for the fourth quarter of 2017 and the year ended December 31, 2017, respectively.